Exhibit 5.3

Hogan Lovells International LLP

Atrium – North Tower

Strawinskylaan 4129

1077 ZX Amsterdam

PO Box 545

1000 AM Amsterdam

T +31 20 55 33 600

F +31 20 55 33 777

www.hoganlovells.com

Trade Register number 34360441

VAT number NL8100.60.255.B.01

The Issuer and the Guarantor (as defined in this letter) (the “Addressees” and each an “Addressee”)	Our ref 024989.900071/2521608 19 MARCH 2019

Dear Sirs,

DUTCH LEGAL OPINION AS TO THE ISSUE OF U.S.$750,000,000 5.750% GLOBAL NOTES, DUE 2029 AND THE ISSUE OF AN ADDITIONAL U.S.$2,250,000,000 6.900% GLOBAL NOTES DUE 2049 BY PETROBRAS GLOBAL FINANCE B.V.

1.	INTRODUCTION

1.1	General

We have acted as Dutch special legal adviser (advocaat) to Petrobras Global Finance B.V., for the sole purpose of rendering this opinion letter (“this letter”) on certain matters of the laws of The Netherlands in connection with the issuance of U.S.$750,000,000 aggregate principal amount of notes of the Issuer’s 5.750% Global Notes due 2029 (the “2029 Notes” and the issuance of an additional U.S.$2,250,000,000 aggregate principal amount of notes of the Issuer’s 6.900% Global Notes due 2049 (the “2049 Notes” and together with the 2029 Notes, the “Notes”) by Petrobras Global Finance B.V., registered as a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) incorporated under the laws of The Netherlands, having its statutory seat (statutaire zetel) in Rotterdam, The Netherlands, and having its principal place of business at Weena 762 9th floor, room A, 3014 DA Rotterdam, The Netherlands and registered with the Commercial Register (Handelsregister) of the Chamber of Commerce (Kamer van Koophandel) (the “Commercial Register”) under number 55810322 (the “Issuer”).

1.2	Scope

This letter is issued only with respect to the laws of The Netherlands in force at the date of this letter as applied by the Dutch Courts (but excluding unpublished case law).

No opinion is expressed or implied as to Out of Scope Matters.

Hogan Lovells International LLP is a limited liability partnership registered in England and Wales with registered number OC323639. Registered office and principal place of business: Atlantic House, Holborn Viaduct, London EC1A 2FG.

“Hogan Lovells” is an international legal practice that includes Hogan Lovells International LLP and Hogan Lovells US LLP, with offices in: Alicante Amsterdam Baltimore Beijing Birmingham Boston Brussels Colorado Springs Denver Dubai Dusseldorf Frankfurt Hamburg Hanoi Ho Chi Minh City Hong Kong Houston Johannesburg London Los Angeles Luxembourg Madrid Mexico City Miami Milan Minneapolis Monterrey Moscow Munich New York Northern Virginia Paris Perth Philadelphia Rio de Janeiro Rome San Francisco São Paulo Shanghai Silicon Valley Singapore Sydney Tokyo Warsaw Washington, D.C. Associated Offices: Budapest Jakarta Shanghai FTZ Ulaanbaatar Zagreb. Business Service Centers: Johannesburg Louisville.

The word “partner” is used to describe a partner or member of Hogan Lovells International LLP, Hogan Lovells US LLP or any of their affiliated entities or any employee or consultant with equivalent standing. Certain individuals, who are designated as partners, but who are not members of Hogan Lovells International LLP, do not hold qualifications equivalent to members. For more information about Hogan Lovells, the partners and their qualifications, see www.hoganlovells.com.

Advocaten Notarissen Belastingadviseurs Solicitors Rechtsanwälte Avocats Lawyers(USA) Avvocati Abogados

AMSLIB01/VOERMANY/2521608.4	Hogan Lovells

Dutch legal opinion Petrobras Global Finance B.V.	- 2 -	19 MARCH 2019

1.3	Defined terms

Capitalised words and expressions used in this letter have, unless stated otherwise in this letter, the respective meanings given to them in Appendix 1 and Appendix 4 or (if not defined in Appendix 1, Appendix 4 or elsewhere in this letter or its other Appendices) the meanings given to them in the Underwriting Agreement.

Where reference is made to “Dutch Courts” this is a reference to the civil and commercial court departments (civiele- en handelskamers) of the Dutch district courts (rechtbanken), the Dutch courts of appeal (gerechtshoven) and the Dutch Supreme Court (Hoge Raad der Nederlanden) (specially excluding departments dealing with criminal, governmental, administrative and tax matters) and “Dutch Court” will have to be construed accordingly.

2.	DOCUMENTS EXAMINED AND RELIED ON

2.1	Documents examined and relied on

For the purposes of this letter, we have only examined and relied solely on the Documents listed in Appendix 1.

2.2	Documents excluded from our examination

Except for the Documents, we have not, for the purposes of this opinion, examined any contracts or other documents entered into by, or affecting, the Issuer or any corporate records of the Issuer.

2.3	Adequacy of documentation

As Dutch special legal adviser (advocaat) we have been solely involved for the purpose of attributing suggestions to the Documents for references to the laws of The Netherlands in order to issue this letter. Accordingly, we assume no responsibility for the adequacy of the Documents.

3. SEARCHES

3.1	Enquiry Commercial Register

We made a telephone enquiry with the Commercial Register today at approximately 09:42 hours (CET) and were informed that the Extract has not changed since its date.

3.2	Enquiry Bankruptcy Registry

We made a telephone enquiry with the Bankruptcy Registry (faillissementsgriffie) of the district court (rechtbank) of Rotterdam, The Netherlands today at approximately 09:50 hours (CET) and were informed as to the Issuer that:

(a)	it has not been declared bankrupt (failliet); and

(b)	it has not been granted a provisional or final moratorium of payments (surseance van betaling),

(the “Dutch Insolvency Proceedings”).

3.3	Central Insolvency Register

We made an online enquiry with the Central Insolvency Register (Centraal Insolventieregister) today at approximately 09:43 hours (CET) whilst searching against the Commercial Register number of the Issuer which resulted in the search outcome: ‘no results’, meaning that the Issuer is not registered in such register as being subject to any of the insolvency proceedings listed in annex A of the Insolvency Regulation.

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3.4	Insolvency Confirmations

The confirmations under paragraph 3.2 and 3.3 above will together be referred to as the “Insolvency Confirmations”.

4. SCOPE OF OPINION

4.1	Matters not investigated

We have not investigated:

(a)

the financial affairs of the Issuer or any other person or the financial or regulatory position or status of the Issuer or any other person or the ability of the Issuer or any other person to comply with its financial or other obligations under the Documents; and

(b)	any of the assets sold, transferred, issued, assigned or encumbered under or pursuant to the Documents,

and no opinion is expressed or implied in respect of any of the foregoing.

4.2	Financial merits and feasibility

This letter does not discuss or confirm in any way the financial merits or financial feasibility of the Documents or the transactions envisaged by them.

4.3	Foreign jurisdictions

The Opinion Agreements and the Notes are expressed to be governed by or assumed to be governed by the laws of the State of New York (the “Foreign Jurisdiction”).

As Dutch lawyers we are not qualified to assess the meaning and consequences of the terms of the Opinion Agreements and the Notes. In particular, we have made no investigation into the laws of the Foreign Jurisdiction as a basis for this letter and we do not express or imply an opinion thereon.

Our review of the Opinion Agreements and the Notes has been limited to the terms of the Opinion Agreements and the Notes as they appear on the face thereof without reference to (i) the general body of law incorporated into or made applicable to such documents by the choice of law contained therein or (ii) any other laws (other than Dutch law), rules or regulations which may apply thereto by incorporation, reference or operation of law.

4.4	Out of Scope Matters

We neither express nor imply any opinion (or, where this would prove to be relevant, their impact on this letter) with regard to:

(a)	the laws of any other territory than the European part of The Netherlands, anti-trust law, data protection law and competition law;

(b)	European Union law, except in as far as it affects Dutch law;

(c)	tax law, IP (intellectueel eigendom) and tort (onrechtmatige daad);

(d)	any matter of trust;

(e)	any matter of priority, ranking or subordination;

(f)	any matter of possession, title or title transfer;

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(g)	any person other than the Issuer;

(h)	any listing or admittance to trading of the Notes or an intention to do so; or

(i)	any matter of fact or any commercial, accounting, capital adequacy or other non-legal matter,

together referred to as “Out of Scope Matters”.

4.5	Express opinion only

(a)

Our opinions are strictly limited to those expressly set out in paragraph 6 (Opinion) below, and no opinions or views are implied or may be implied from or deduced or concluded over or beyond those expressly set out in paragraph 6 (Opinion).

(b)	We do not express any opinion on and no opinion may be assumed to be implied in this letter in respect of any notes other than the Notes.

5. ASSUMPTIONS

This letter is based on the assumptions set out in Appendix 2 (Assumptions) to this letter (“Appendix 2”).

6. OPINION

Based upon and subject to (i) the foregoing, (ii) the observations, qualifications, reservations and other matters set out in this letter (or its Appendices) and (iii) any matters not disclosed to us or not specifically listed as being taken into account, we express the opinions set out hereafter in this paragraph 6 (Opinion) as a matter of Dutch law:

6.1	Corporate status

The Issuer has been incorporated and is existing as a legal entity (rechtspersoon) in the form of a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) under Dutch law.

6.2	Power and capacity; corporate action; due execution

The Issuer has:

(a)	the corporate power to enter into and perform the Opinion Agreements and to issue and perform its obligations under the Notes;

(b)	taken all necessary corporate action to authorize its entry into and performance of the Opinion Agreements and the issue of and the performance of its obligations under the Notes; and

(c)	validly entered into the Opinion Agreements and has validly authorised the issue of the Notes.

6.3	No immunity

The Issuer is not entitled to claim immunity from suit, execution, attachment or other legal process in The Netherlands, provided however, that to the extent that any asset owned by the Issuer has a public utility function, seizure of these assets is prohibited by virtue of sections 436 and 703 of the DCCP. Also, no attachment may be made on books and records required for the Issuer’s business.

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7.	QUALIFICATIONS

This letter is subject to the qualifications as set out in Appendix 3 (Qualifications and Reservation) (“Appendix 3”), paragraph 1 (Qualifications).

8.	RESERVATION

We also make the reservation as set out in Appendix 3, paragraph 2 (Reservation).

9.	INTERPRETATION

9.1	This letter is addressed to the Addressees.

9.2

In this letter Dutch concepts and legal terms are expressed and described in English terms, not in the original Dutch terms. These Dutch concepts and terms may not be identical to the concepts described by the equivalent English concepts and terms as they exist in the laws of other jurisdictions. Where reference is made in this letter to terms or concepts of the laws of The Netherlands, the meaning of the terms and concepts in the Dutch language or under the laws of The Netherlands shall take precedence over their meaning in English and under foreign laws respectively.

9.3

This letter speaks as of its date as to the Documents as they currently stand. No undertaking or obligation is assumed on our part to revise, update or amend this letter in connection with, or to notify or inform the Addressees or other person, of, any developments and/or changes under the laws of The Netherlands subsequent to its date that might render its contents untrue or inaccurate in whole or in part at such time.

9.4

This letter is given on the basis that it is to be governed by and construed in accordance with Dutch law and that we do not owe a duty of care to any other person than our client, no client attorney relationship exists between us and any other person than our client and that any issues of interpretation or liability arising under this letter will be governed by the laws of The Netherlands and be brought before a Dutch Court.

9.5

Only Hogan Lovells International LLP may be held liable in respect of this letter (and not its members, partners or employees or other staff) and such liability in respect of this letter is limited to the assets of Hogan Lovells International LLP (including insurances but excluding the private assets of members, partners or employees or other staff).

10.	BENEFIT AND FILING OF OPINION

10.1	This letter is addressed to each of the Addressees.

10.2

We hereby consent to the filing of this letter as Exhibit 5.3 to the Registration Statement and to the reference to Hogan Lovells International LLP in the prospectus constituting a part of the Registration Statement under the heading “Validity of Securities” and in any amendments or prospectus supplements related thereto as special counsel for the Issuer who has advised on certain matters of Dutch law relating to the Notes being registered by the Registration Statement. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Yours faithfully,

/s/ Hogan Lovells International LLP

HOGAN LOVELLS INTERNATIONAL LLP

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APPENDIX 1

(DOCUMENTS)

1.	The Notes

An electronic copy of signed registered global notes for both the 2029 Notes and the 2049 Notes, dated 19 March 2019, where we assume for the purpose of this letter that these global notes:

(a)	will be subject to the 2012 Base Indenture or the 2018 Base Indenture (as defined below), as applicable; and

(b)	will be governed by the laws of the Foreign Jurisdiction,

such global notes: the “Global Notes” (whereas opinions on execution of the Notes are opinions on the execution of the Global Notes representing them).

2.	Opinion Agreements

(a)

An electronic copy of the executed underwriting agreement dated 12 March 2019 made among the Issuer, Petróleo Brasileiro S.A. — Petrobras (“Petrobras” or “Guarantor”), Banco Bradesco BBI S.A., BNP Paribas Securities Corp., Citigroup Global Markets Inc., Goldman Sachs & Co. LLC, HSBC Securities (USA) Inc.,Santander Investment Securities Inc., ABN AMRO Securities (USA) LLC, BBVA Securities Inc. and Commerz Markets LLC (the “Underwriting Agreement”), which is expressed to be governed by the laws of the Foreign Jurisdiction;

(b)

an electronic copy of the signed first supplemental indenture dated 19 March 2019 to the 2018 Base Indenture among the Issuer, Petrobras and the Bank of New York Mellon (the “Trustee”) (the “First Supplemental Indenture”) to the original indenture between the Trustee and the Issuer dated 28 August 2018 (as supplemented from time to time) (the ‘‘2018 Base Indenture’’), which is expressed to be governed by the laws of the Foreign Jurisdiction; and

(c)

an electronic copy of the signed amended and restated twenty-fifth supplemental indenture dated 19 March 2019 to the 2012 Base Indenture among the Issuer, Petrobras and the Trustee (the “Amended and Restated Twenty-Fifth Supplemental Indenture”) to the original indenture between the Trustee and the Issuer dated 29 August 2012 (as supplemented from time to time) (the “2012 Base Indenture’’), which is expressed to be governed by the laws of the Foreign Jurisdiction, the Underwriting Agreement, the First Supplemental Indenture and the Amended and Restated Twenty-Fifth Supplemental Indenture are also collectively referred to as the “Opinion Agreements” and each an “Opinion Agreement”.

3.	Prospectus Supplement

A copy of (i) the prospectus supplement dated 12 March 2019 (the “Prospectus Supplement”), but excluding the documents incorporated by reference therein, and (ii) the base prospectus dated 1 March 2019 (the “Base Prospectus”) as included in the registration statement which we understand the Issuer has filed with the US Securities and Exchange Commission (‘’SEC’’) (the “Registration Statement”), but excluding the documents incorporated by reference therein (the Prospectus Supplement and the Base Prospectus, together: the “Prospectus”).

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4.	CORPORATE DOCUMENTS

The Documents listed in this paragraph 4 of Appendix 1 will be referred to as the “Corporate Documents” and each a “Corporate Document”.

(a)	Extract as to the Issuer

An electronic copy of a digitally certified excerpt from the Commercial Register, dated 27 February 2019, in respect of the Issuer (the “Extract”).

(b)	Deed of Incorporation of the Issuer

A photocopy of the deed of incorporation (akte van oprichting) of the Issuer, executed on 2 August 2012 (the “Deed of Incorporation”).

(c)	Articles of Association of the Issuer

A photocopy of the articles of association (statuten) of the Issuer as contained in the Deed of Incorporation, being the most recent articles of association of the Issuer according to the Extract (the “Articles”).

(d)	Corporate Resolutions - board of managing directors of the Issuer

An electronic copy of the executed written resolutions of the board of managing directors (bestuur) of the Issuer dated 1 March 2019 (the “Board Resolutions”).

(e)	Corporate Resolutions - general meeting of the Issuer

An electronic copy of the executed written resolutions of the general meeting (algemene vergadering) of the Issuer dated 1 March 2019 (the “Shareholder Resolutions”).

(f)	Corporate Powers of Attorney

An electronic copy of the executed power of attorney dated 1 March 2019 of the Issuer pursuant to which Bianca Nasser Patrocinio, Larry Carris Cardoso, Guilherme Rajime Takahashi Saraiva, Renan Feuchard Pinto and Isabela Souza Niedzielski Machado Andrea are appointed as attorneys of the Issuer.

5.	TRANSACTION DOCUMENTS; DOCUMENTS

5.1	Transaction Documents

The Notes, the Opinion Agreements and the Prospectus are together referred to as the “Transaction Documents” and each a “Transaction Document”.

5.2	Documents

All documents listed in paragraphs 1 up to and including 4 of Appendix 1 are collectively referred to as the “Documents” and each a “Document”.

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APPENDIX 2

(ASSUMPTIONS)

In this letter, we have assumed that:

1.	DOCUMENTS

1.1	All Documents submitted to us as originals are authentic and complete and all signatures are genuine.

1.2	All Documents submitted to us as photocopies or facsimile or electronically transmitted copies or other copies conform to the originals.

1.3

All certified copies and all other Documents on which we have relied, as well as any statements, resolutions and confirmations as contained therein were and remain, where relevant, accurate, complete and in full force and effect both (i) when the Documents were entered into and (ii) at the date of this letter, also in retrospect.

1.4

The Documents contain all relevant information which is material for the purposes of our opinion and accurately record all terms and conditions agreed between the parties and there is no other agreement, undertaking, representation or warranty (oral or written) and no other arrangement between all or any of the parties or any other matter which renders such information inaccurate, incomplete or misleading or which affects the conclusions stated in this letter, the Documents have not been terminated or varied, no obligation under any Document has been waived and there are no other terms and conditions that would render any of the opinions stated in this letter inaccurate or wrong.

1.5

Each Opinion Agreement (other than the Underwriting Agreement) and each Global Note has been executed on behalf of the Issuer by Larry Carris Cardoso acting in his capacity as authorized Attorney under the PoA. The Underwriting Agreement has been executed on behalf of the Issuer by Bianca Nasser Patrocinio acting in her capacity as authorized Attorney under the PoA.

2.	FILINGS WITH DUTCH PUBLIC RECORD

2.1	The content of the Extract is true and accurate at the date of this letter.

2.2

All documents, forms and notices which should have been delivered to the Commercial Register on behalf of, or relating to, the Issuer have been so delivered and the files of records maintained at the Commercial Register concerning the Issuer, and reproduced for public inspection, were complete, accurate and up-to-date at the time of the Extract and at the time of the searches referred to in paragraphs 3.1, 3.2 and 3.3 of this letter.

3.	CORPORATE BENEFIT, VOIDABLE PREFERENCE AND ARM’S LENGTH; CONFLICTS

3.1	The Issuer as relevant:

(a)	has entered or will enter into the Opinion Agreements; and

(b)	has executed or will execute and issue the Notes,

in good faith for the purposes of its business.

3.2 As to each of the transactions contemplated in the Opinion Agreements and the application of proceeds of the Notes, the following applies:

(a)	such transactions will benefit the Issuer;

(b)	such transactions are entered into on at arm’s length terms; and

(c)	such transactions will not be ultra vires; and

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(d)	such transactions will not prejudice (benadelen) its creditors (present or future).

3.3	No member of the Issuer’s board (bestuur) has a personal interest in the transactions contemplated by the Documents which is in conflict with the interest of the Issuer or its business.

4.	CORPORATE DOCUMENTS: CORPORATE AUTHORITY AND ACTION

4.1

The Issuer does not have a (central or European) works council ((centrale of Europese) ondernemingsraad) with jurisdiction over the matters contemplated by the Documents nor is the Issuer under any obligation to constitute a works council under or pursuant to the WOR.

4.2	No proceedings have been instituted or injunction has been granted against the Issuer to restrain it from:

(a)	entering into the Opinion Agreements;

(b)	executing or issuing any Note; or

(c)	performing any of its obligations under the Opinion Agreements, any Note or any other Document to which it is a party or by which it is bound.

4.3	No resolution has been adopted by the Issuer or any of its corporate bodies concerning:

(a)	the conversion (omzetting), statutory merger (juridische fusie) or demerger (splitsing) of the Issuer, in both cases involving the Issuer as disappearing entity;

(b)	the (voluntary) winding-up (ontbinding) of the Issuer; and

(c)	the application of any of the proceedings listed in annex A of the Insolvency Regulation.

4.4

No proceedings have been instituted or steps have been taken for the bankruptcy (faillissement), dissolution (ontbinding en vereffening) or moratorium of payments (surseance van betaling) of the Issuer (any of the proceedings listed in this assumption 4.4 together with any proceedings listed in assumption 4.3(c), each an “Insolvency Proceeding”).

4.5	The Issuer is not subject to any Insolvency Proceeding and the assets of the Issuer are not intended for public use (openbare dienst).

4.6

None of the members of the board of managing directors (bestuur) of the Issuer is subject to a civil law director disqualification (civielrechtelijk bestuursverbod) imposed by a Dutch Court under articles 106a to 106e of the Bankruptcy Code (as amended by the Directors disqualification act (Wet civielrechtelijk bestuursverbod)).

4.7	No notice from the Chamber of Commerce (Kamer van Koophandel) has been received by the Issuer or issued in respect of the Issuer concerning its dissolution under section 2:19a DCC.

4.8	The Corporate Documents are and will remain in full force and effect and have not been rescinded, revoked, superseded or amended in any way.

4.9	The Board Resolutions have been executed after the Shareholder Resolutions have been executed.

5.	FOREIGN LAW

5.1	As a matter of the Foreign Jurisdiction (by which the Transaction Documents are expressed and assumed to be governed) and all other relevant jurisdictions, the

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obligations of each party under each Transaction Document constitute valid and legally binding obligations of each such party enforceable in accordance with its terms (other than in respect of the Issuer as a matter of Dutch law in relation to the matters on which we render an express opinion).

5.2	No law affects any of the conclusions stated in this letter (other than as a matter of Dutch law in relation to the matters on which we render an express opinion).

6.	UNLAWFUL ACTIVITIES AND SANCTIONS

None of the Transaction Documents has been entered into or will be entered into or (as to the Notes) purchased, subscribed or acquired otherwise by any party in connection with money laundering or any other unlawful activity and no party to any Transaction Document or entitled to any Note is resident in or connected with a territory which is subject to any embargo, sanction or similar restriction imposed by the United Nations, the Council of the European Union or The Netherlands, any other governmental body or organisation or otherwise, or any person or body to whom their powers are delegated.

7.	OTHER PARTIES’ CAPACITY, POWER AND AUTHORITY

Each of the parties involved in the Documents has full corporate capacity, power, and authority to enter into and perform its obligations under the Documents (whether as a direct party, or as addressee/beneficiary) and has taken all corporate action in connection therewith and the same does not violate any provision of its corporate law or constitutive documents and the Documents have been duly accepted, authorised, executed and delivered by all parties as a matter of all relevant jurisdictions. This assumption does not apply to the Issuer in respect of Dutch law in relation to the matters on which we render an express opinion.

8.	REGULATORY

The Issuer will comply and has at all times complied with relevant market abuse rules, insider trading rules and requirements; the same applies to relevant persons related to the Issuer.

9.	OFFERS, ADVERTISEMENTS ANNOUNCEMENTS, ISSUES, SALES AND TRANSFERS OF THE NOTES

9.1	All parties to the Transaction Documents will comply and have at all times complied with the DFSA in respect of its dealings and activities.

9.2	The Notes will at all times be offered, advertised, announced, issued, sold and transferred:

(a)	in accordance with the selling restrictions resulting from, inter alia:

(i)	the DFSA; and

(ii)	the Plan of Distribution under the Base Prospectus and Underwriting under the Prospectus Supplement; and

(b)	otherwise in accordance with their terms.

9.3	With respect to the offering of the Notes:

(a)	the Base Prospectus, and any amendment thereto (including any post-effective amendment) have been filed with the SEC and will have become effective;

(b)	the Prospectus Supplement will have been prepared and filed with the SEC describing the Notes offered thereby; and

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(c)	the Notes will be issued and sold in compliance with all applicable U.S. federal and state securities laws and all other applicable laws.

9.4	No Notes have been, are or will be admitted to trading on a regulated market or multilateral trading facility in the European Union.

10.	GENERAL

10.1

All documents and instruments envisaged to be notified, handed over, (de)registered, or transferred in giving effect to the Transaction Documents have been or will be duly notified, handed over, (de)registered or transferred (as relevant) and all relevant data protection, privacy and bank secrecy rules will be complied with.

10.2

Where the envisaged effect of a Transaction Document or any provision of the Transaction Documents is subject to the performance of any further act, compliance with any condition or the occurrence of any such fact or circumstance, such act, condition, fact or circumstance has been performed, has occurred or is complied with (as relevant).

10.3

The binding effect of the Transaction Documents on the Issuer is not affected by threat (bedreiging), fraud (bedrog), abuse of circumstances (misbruik van omstandigheden), mistake (dwaling) or equity principles (such as the Dutch principles of reasonableness and fairness).

10.4	No previous or future issue of any securities whatsoever by the Issuer will interfere with the Notes or affect the Transaction Documents.

10.5

All Transaction Documents submitted to us as drafts, when executed, will not differ in form and content from the drafts received by us (and any blanks in such drafts will have been duly completed consistent with their intended use).

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APPENDIX 3

(QUALIFICATIONS AND RESERVATION)

1.	QUALIFICATIONS

1.1	Enforceability

The opinions and statements expressed herein are subject to any limitations arising from or in connection with, and we do not express any opinion or statement as to the consequences of, any Insolvency Proceeding or emergency measures or resolution and recovery laws or regulations, a non-insolvency dissolution or liquidation, a statutory merger or demerger, fraudulent conveyance (actio pauliana) and other laws of general application relating to or affecting the rights of creditors.

1.2	Insolvency Confirmations

The Insolvency Confirmations do not provide conclusive evidence that the Issuer is not subject to any Dutch Insolvency Proceedings and the Extract does not provide conclusive evidence that the matters set out therein are correct.

1.3	Powers of attorney, mandates, authorities granted

Under the laws of The Netherlands, a power of attorney (volmacht):

(a)

will automatically, i.e. by operation of law (van rechtswege), terminate upon the bankruptcy of such entity or if such power of attorney is withdrawn by such entity and may become ineffective upon its moratorium of payments (surseance van betaling);

(b)

can only be made irrevocable (onherroepelijk) to the extent that it has been granted to perform legal acts (rechtshandelingen) which are in the interests of the representative appointed by the power of attorney, or of a third party; and

(c)	an irrevocable power of attorney may, in certain circumstances, be amended or be declared ineffective by a Dutch Court for serious reasons (gewichtige redenen).

Similar observations apply to a mandate (last).

To the extent that, without limitation, the appointment of an agent for service of process or the authorisation to apply monies or granting delegation authority to sign or execute notes, orders and instructions and other elements of the Transaction Documents are to be considered as the granting of a power of attorney or mandate, the above may affect such appointment, authorisation, delegation or elements and if the appointment of an agent for service of process or such delegation is capable of being revoked, once the relevant principal has revoked such appointments or delegation, may not be valid against such principal. Similar considerations may be relevant for other appointments and acts of delegation such as the appointment of other agents, administrators, asset managers, etc.

1.4	Execution of the Notes

In the event that Notes are executed on behalf of the Issuer by use of facsimile or electronically generated signatures (where such facsimile or relevant electronic document shows the signatures of authorised signatories of its managing directors), this will only be binding on the Issuer if such facsimile or electronically generated signatures are printed or duplicated on such Notes by a person or entity duly authorised on behalf of the Issuer to do so and provided that any power of attorney or mandate granted by the Issuer in connection with the dating, authentication, completion and issue of such Notes has not

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terminated as set out above. Enforcement of the Notes may require presentation of the authorised use of facsimile or electronically generated signatures.

1.5	Qualifications other parties involved

Any matter qualified for in relation to the Issuer is equally qualified for as to other parties involved where we opine in relation to any other party.

2. RESERVATION

We express no opinion as to the correctness of any representations, warranties or statements given by the Issuer or any of its directors, officers, attorneys or any of its other representatives (expressly or impliedly) under or by virtue of the Documents, and we have relied on such representations, warranties and statements, save if and insofar as the matters warranted or stated are the subject-matter of specific opinions in this letter.

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APPENDIX 4

(SOME DEFINITIONS AND INTERPRETATION)

For the avoidance of doubt, hereafter references to acts, regulations, rules, guidelines etc. are a reference to such acts, regulations, rules, guidelines etc. as they currently stand - where relevant upon amendment or variation as per today - and any reference to such acts, regulations and rules includes a reference to the decrees and regulations promulgated thereunder or pursuant thereto.

1.	Dutch acts c.a.

“DCC”	the Dutch Civil Code (Burgerlijk Wetboek).
“DCCP”	the Dutch Code of Civil Procedures (Wetboek van Burgerlijke Rechtsvordering).
“DFSA”	the Dutch Financial Supervision Act (Wet op het financieel toezicht).
“WOR”	the Dutch Act on the Works Councils (Wet op de ondernemingsraden).

2.	Treaties and regulations

“Insolvency Regulation”

the “Regulation (EU) 2015/848 of the European Parliament and of the Council of 20 May 2015 on insolvency proceedings” which is a recast of the EC Council Regulation no. 1346/2000 of 29 May 2000 (Insolventieverordening).